As filed with the Securities and Exchange Commission on October 14, 2025

Registration No. 333-290715

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ORUKA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-3855489
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

855 Oak Grove Avenue Suite 100 Menlo Park, CA 94025 (650) 606-7910
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul Quinlan General Counsel and Corporate Secretary Oruka Therapeutics, Inc. 855 Oak Grove Avenue Suite 100 Menlo Park, CA 94025 (650) 606-7910
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Alan F. Denenberg Elizabeth W. LeBow Davis Polk & Wardwell LLP 900 Middlefield Road Redwood City, CA 94063 (650) 752-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Statement Pursuant to Rule 429

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in this registration statement on Form S-3 (the “Registration Statement”) is a combined prospectus relating to this Registration Statement and to the registration statement on Form S-1 (No. 333-283212), initially filed by Oruka Therapeutics, Inc. on November 14, 2024, and declared effective on November 26, 2024, as amended pursuant to a post-effective amendment filed on March 6, 2025 (the “Initial Registration Statement”). The Initial Registration Statement related to the resale of up to 8,719,000 shares of Common Stock by selling stockholders. This Registration Statement is a combined prospectus that relates to and will be used in connection with the proposed resale or other disposition by the Selling Stockholders (as defined below) of up to:

(i)	7,083,000 shares of Common Stock in respect of the September 2024 Private Placement Common Shares (as defined below) (including shares of Common Stock that were issued upon the conversion of shares of Series A preferred stock into shares of Common Stock in November 2024);

(ii)	680,000 shares of Common Stock issuable upon the exercise of the September 2024 Pre-Funded Warrants (as defined below);

(iii)	10,933,405 shares of Common Stock in respect of the September 2025 Private Placement Common Shares (as defined below);

(iv)	1,066,666 shares of Common Stock issuable upon the exercise of the September 2025 Pre-Funded Warrants (as defined below); and

(v)	19,662,735 shares of Common Stock in respect of the Additional Fairmount Holdings (as defined below).

All of the securities listed in (i) and (ii) above were previously registered on the Initial Registration Statement. To the registrant’s knowledge, all of the securities listed in (i) and (ii) above have not been sold or otherwise disposed of by the Selling Stockholders. This registration statement shall constitute a post-effective amendment to the Initial Registration Statement, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act.

This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-3 (Registration No. 333-290715) of Oruka Therapeutics, Inc. is being filed solely for the purpose of including language provided by Rule 473(b) of the Securities Act of 1933 for the automatic effectiveness of this registration statement 20 days following the filing of Amendment No. 1.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 14, 2025

PROSPECTUS

39,425,806 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition by the selling stockholders identified herein (the “Selling Stockholders”) of up to 39,425,806 of shares of Common Stock, consisting of up to (i) 7,083,000 shares (the “September 2024 Private Placement Common Shares”) of Common Stock (including shares of Common Stock that were issued upon the conversion of shares of Series A Preferred Stock into shares of Common Stock in November 2024), (ii) 680,000 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “September 2024 Pre-Funded Warrants”), (iii) 10,933,405 shares of Common Stock (the “September 2025 Private Placement Common Shares”), (iv) 1,066,666 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “September 2025 Pre-Funded Warrants”), and (v) 19,662,735 shares of Common Stock in respect of the Additional Fairmount Holdings (as defined below). The “Additional Fairmount Holdings” consist of (i) 2,936,922 shares of Common Stock, (ii) 5,297,664 shares of Common Stock issuable upon the exercise of pre-funded warrants and (iii) 11,428,149 shares of Common Stock issuable upon the conversion of 137,138 shares of Series B Preferred Stock. The shares of Common Stock registered by this prospectus are referred to herein as the “Resale Shares.”

The September 2024 Private Placement Common Shares and September 2024 Pre-Funded Warrants were issued and sold to institutional and accredited investors in a private placement (the “September 2024 PIPE”), which closed on September 13, 2024. The September 2025 Private Placement Common Shares and September 2025 Pre-Funded Warrants were issued and sold to institutional and accredited investors in a private placement (the “September 2025 PIPE”), which closed on September 19, 2025. The Additional Fairmount Holdings comprise certain securities issued and sold in private placement transactions in connection with the formation of our Company and the Pre-Closing Financing (as defined below). We are not selling any Resale Shares under this prospectus and will not receive any of the proceeds from the sale or other disposition of Resale Shares by the Selling Stockholders. Upon any exercise of the pre-funded warrants by payment of cash, however, we will receive the nominal cash exercise price paid by the holders of the pre-funded warrants. We intend to use those proceeds, if any, for general corporate purposes.

The Selling Stockholders may sell the Resale Shares on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, on the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” elsewhere in this prospectus for more information about how the Selling Stockholders may sell or otherwise dispose of their Resale Shares hereunder.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their Resale Shares hereunder following the effective date of the registration statement of which this prospectus forms a part. Discounts, concessions, commissions and similar selling expenses attributable to the sale of the Resale Shares will be borne by the Selling Stockholder. We will pay certain fees and expenses (other than discounts, concessions, commissions and similar selling expenses) incident to the registration of the Resale Shares with the U.S. Securities and Exchange Commission (“SEC”).

You should carefully read this prospectus and any applicable prospectus supplement before you invest in any of the securities being offered.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “ORKA.” On October 2, 2025, the last reported sale price for our Common Stock was $19.18 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make an investment decision.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” on page 4 of this prospectus and any applicable prospectus supplement.

We are a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2025.

i

About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities described in this prospectus in one or more offerings.

In connection with the offer and sale of securities by the Selling Stockholders, the Selling Stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the section titled “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context indicates otherwise, as used in this prospectus, the terms “Oruka,” “ARCA biopharma, Inc.,” “the Company,” “we,” “us,” and “our” refer to Oruka Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries taken as a whole.

This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

All references to “our product candidates,” “our programs” and “our pipeline” in this prospectus refer to the research programs with respect to which we have exercised the option to acquire intellectual property license rights to pursuant to those certain antibody discovery and option agreements by and among the Company, Paragon Therapeutics, Inc. and Paruka Holding LLC.

ii

Special Note Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement, as well as the documents we have filed with the SEC incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to known and unknown risks and uncertainties and other factors that may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks and uncertainties under the section titled “Risk Factors” contained in any applicable prospectus supplement or in any free writing prospectus and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events. You should evaluate all forward-looking statements made in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein in the context of these risks and uncertainties. We caution you that the risks, uncertainties and other factors referred to in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein may not contain all of the risks, uncertainties and other factors that may affect our future results and operations. Moreover, we operate in a very competitive and rapidly changing environment, and new risks and uncertainties emerge from time to time.

All statements, other than statements of historical facts contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein, including, without limitation, statements regarding: our future results of operations and financial position, business strategy, the length of time that we believe our existing cash resources will fund our operations, our market size, our competition, our potential growth opportunities, our clinical development activities and timeline, the efficacy and safety profile of our product candidates, the potential therapeutic benefits and economic value of our product candidates, the timing and results of preclinical studies and clinical trials, the expected impact of macroeconomic conditions, including inflation, increasing interest rates and volatile market conditions, current or potential bank failures, as well as global events, including military conflicts and geopolitical tensions on our operations, and the receipt and timing of potential regulatory designations, approvals and commercialization of product candidates, are forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “predict,” “target,” “intend,” “could,” “would,” “should,” “project,” “plan,” “expect,” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements are based on information available to us as of only the date of the document containing the applicable statement and are subject to a number of risks, uncertainties and assumptions. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the forward-looking events and circumstances discussed in this prospectus and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus herein or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities laws. You should read this prospectus, and any applicable prospectus supplement, together with the documents we have filed with the SEC that are incorporated by reference herein, with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

iii

Prospectus Summary

This summary highlights selected information and does not contain all of the information that you should consider before investing in securities. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information” and “Information Incorporated by Reference”.

Company Overview

We are a clinical-stage biopharmaceutical company focused on developing novel monoclonal antibody therapeutics for psoriasis (“PsO”) and other inflammatory and immunology (“I&I”) indications. Our name is derived from or, for “skin,” and arukah, for “restoration,” and reflects our mission to deliver therapies for chronic skin diseases that provide patients the most possible freedom from their condition. Our strategy is to apply antibody engineering and format innovations to validated modes of action, which we believe will enable us to improve meaningfully upon the efficacy and dosing regimens of standard-of-care medicines while significantly reducing technical and biological risk. Our programs aim to treat and potentially modify disease by targeting mechanisms with proven efficacy and safety involved in disease pathology and the activity of pathogenic tissue-resident memory T cells.

Our lead program, ORKA-001, is designed to target the p19 subunit of interleukin-23 for the treatment of PsO. Our co-lead program, ORKA-002, is designed to target interleukin-17A and interleukin-17F for the treatment of PsO, psoriatic arthritis, and other conditions. These programs each bind their respective targets at high affinity and incorporate half-life extension technology with the aim to increase exposure and decrease dosing frequency. We believe that our focused strategy, differentiated portfolio, and deep expertise position us to set a new treatment standard in large I&I markets with continued unmet need.

Recent Developments

Interim Phase 1 Results for ORKA-001

In September 2025, we announced interim Phase 1 results from a first-in-human, randomized, double-blind, placebo-controlled trial of ORKA-001 in healthy volunteers. The study enrolled 24 healthy adult participants into three single ascending subcutaneous dose cohorts of 300 mg, 600 mg, and 1200 mg. ORKA-001 showed a half-life of approximately 100 days, greater than three times that of risankizumab, and a Cmax that exceeded risankizumab at an equivalent dose, based on previously reported risankizumab data. We believe these properties increase the likelihood of achieving once-yearly maintenance dosing and demonstrate comparable exposures to the KNOCKOUT study. Single doses of ORKA-001 demonstrated complete and sustained inhibition of STAT3 signaling, a downstream marker of IL-23 activity, in an ex vivo assay through 24 weeks (the longest follow-up available). ORKA-001 was well tolerated at all dose levels, with a favorable safety profile consistent with the anti-IL-23 class. There were no severe treatment-emergent adverse events (“TEAEs”) or serious adverse events. The only TEAEs to occur in more than two subjects were headache, upper respiratory tract infections, and transient erythema at the injection site. The study remains blinded, and as of August 6, 2025, which was the data cutoff date, all subjects remained on study.

EVERLAST Phase 2 Trials of ORKA-001 in Plaque Psoriasis

In the third quarter of 2025, we commenced dosing in a Phase 2a clinical trial of ORKA-001 in patients with moderate-to-severe PsO (“EVERLAST-A”). We expect to share efficacy and response duration data from this study in the second half of 2026. EVERLAST-A is expected to enroll approximately 80 patients randomized 3:1 to receive 600 mg ORKA-001 at Week 0 and 4 or matching placebo. The primary endpoint is PASI 100 at Week 16. ORKA-001 exposures are expected to match or exceed exposures in the KNOCKOUT study, testing whether higher antibody exposures can lead to greater efficacy. At Week 28, patients who have achieved PASI 100, or completely clear skin, will be randomized 2:1 to an arm where either (i) they do not receive another dose until disease recurrence or (ii) they receive 300 mg ORKA-001 every six months. The “no-dose” arm will evaluate the possibility of both yearly dosing and extended off-treatment remissions (defined in the literature as clear skin over one year from last administration of a therapeutic). Patients who have not achieved PASI 100 at Week 28 will receive 300 mg ORKA-001 every six months. At Week 16, patients receiving placebo will cross over to 600 mg ORKA-001 at Week 16 and 20, followed by once-yearly dosing of ORKA-001 in an open label extension, providing additional data on the efficacy of yearly dosing.

Additionally, we expect to initiate a dose-ranging Phase 2b trial of ORKA-001 in moderate-to-severe PsO patients (“EVERLAST-B”) in the first half of 2026. EVERLAST-B will evaluate three dose levels of ORKA-001: 37.5 mg at Week 0, 300 mg at Weeks 0 and 4, and 600 mg at Weeks 0 and 4, versus placebo. The primary endpoint is PASI 100 at Week 16. To expedite development, EVERLAST-B is expected to begin enrolling before the completion of EVERLAST-A.

Formation of Our Company

On March 6, 2024, Pre-Merger Oruka (as defined below) (i) issued and sold an aggregate of 20,000,000 shares of Series A preferred stock (“Pre-Merger Oruka Series A Preferred Stock”) to entities affiliated with Fairmount Funds Management LLC (“Fairmount”) and (ii) issued a convertible note (the “Convertible Note”) with an initial principal amount of $25.0 million at an interest rate of 12% per annum. Fairmount contributed the aggregate principal amount of $25.0 million and all accrued interest under the Convertible Note (in addition to additional funding) in exchange for Pre-Merger Oruka Common Stock and Pre-Merger Oruka pre-funded warrants in connection with the Pre-Closing Financing (as defined below), immediately prior to the completion of the Merger (as defined below).

Business Combination and Related Financing

On August 29, 2024 (the “Merger Closing”), we completed our acquisition (the “Merger”) of Pre-Merger Oruka pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024 (the “Merger Agreement”) between Oruka Therapeutics, Inc. (“Pre-Merger Oruka”) and certain new and existing investors of Pre-Merger Oruka. Following the transactions contemplated by the Merger Agreement, Pre-Merger Oruka merged with and into Atlas Merger Sub Corp., a wholly owned subsidiary of ARCA biopharma, Inc. (“ARCA”) and following that, Pre-Merger Oruka then merged with and into Atlas Merger Sub II, LLC (“Second Merger Sub”), with Second Merger Sub being the surviving entity. Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC.” Pre-Merger Oruka was a pre-clinical stage biotechnology company that was incorporated on February 6, 2024 under the direction of Peter Harwin, a Managing Member of Fairmount, for the purposes of holding rights to certain intellectual property being developed by Paragon Therapeutics, Inc. On August 29, 2024, we changed our name from “ARCA biopharma, Inc.” (“ARCA”) to “Oruka Therapeutics, Inc.” and our Nasdaq ticker symbol from “ABIO” to “ORKA”.

Immediately prior to the execution and delivery of the Merger Agreement on April 3, 2024, certain new and existing investors of Pre-Merger Oruka entered into a subscription agreement with Pre-Merger Oruka (the “Subscription Agreement”), pursuant to which, and on the terms and subject to the conditions of which, immediately prior to the Merger Closing, those investors purchased shares of common stock of Pre-Merger Oruka (“Pre-Merger Oruka Common Stock”) and Pre-Merger Oruka pre-funded warrants for gross proceeds of approximately $275.0 million (which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note) (the “Pre-Closing Financing”). At the Merger Closing, the shares of Pre-Merger Oruka Common Stock and Pre-Merger Oruka pre-funded warrants issued pursuant to the Subscription Agreement were converted into shares of Company Common Stock and pre-funded warrants to purchase Company Common Stock in accordance with the Exchange Ratio (as defined in the Company’s Annual Report on Form 10-K).

As part of the Pre-Closing Financing and the Merger Closing, entities affiliated with Fairmount received 2,936,922 shares of Company Common Stock in exchange for 5,139,797 shares of Pre-Merger Oruka Common Stock (which includes the issuance of 363,614 shares of Company Common Stock in exchange for 636,348 shares of Pre-Merger Oruka Common Stock upon the conversion of the Convertible Note along with the accrued interest through the conversion date) and 5,297,664 Company pre-funded warrants in exchange for 9,271,241 Pre-Merger pre-funded warrants.

In addition, in connection with the Merger Closing, 20,000,000 outstanding shares of Pre-Merger Oruka Series A Preferred Stock (all of which was held by entities affiliated with Fairmount) were converted into 137,138 shares of Series B Preferred Stock of the Company. Subject to certain beneficial ownership limitations, each share of Series B Preferred Stock is convertible at the option of the holder, at any time, into shares of Common Stock at a ratio of approximately 83.3332:1.

PIPE Financings

On September 11, 2024, we entered into a Securities Purchase Agreement (the “2024 Securities Purchase Agreement”) for a private placement (the “2024 PIPE Financing”) with certain institutional and accredited investors. The closing of the 2024 PIPE Financing occurred on September 13, 2024.

Pursuant to the 2024 Securities Purchase Agreement, certain investors purchased an aggregate of 5,600,000 shares of Common Stock at a price of $23.00 per share, an aggregate of 2,439 shares of Series A Preferred Stock, at a price of $23,000.00 per share, and pre-funded warrants to purchase an aggregate of 680,000 shares of Common Stock at a price of $22.999 per pre-funded warrant. In November 2024, each outstanding share of Series A Preferred Stock automatically converted into 1,000 shares of Common Stock.

On September 17, 2025, we entered into a Securities Purchase Agreement (the “2025 Securities Purchase Agreement”) for a private placement (the “2025 PIPE Financing”) with certain institutional and accredited investors. The closing of the 2025 PIPE Financing occurred on September 19, 2025.

Pursuant to the 2025 Securities Purchase Agreement, certain investors purchased an aggregate of 10,933,405 shares of Common Stock at a price of $15.00 per share and pre-funded warrants to purchase an aggregate of 1,066,666 shares of Common Stock at a price of $14.999 per pre-funded warrant.

Corporate Information

Our principal executive offices are located at 855 Oak Grove Ave., Suite 100, Menlo Park, California 94025, and our telephone number is (650) 606-7910. Our website address is www.orukatx.com. Information contained on, or accessible through, our website is not incorporated by reference into this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. We file our annual, quarterly and current reports, proxy statements and other information with the SEC. We make our periodic and current reports available on our website, free of charge, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our filings with the SEC are also available to the public on the SEC’s website at www.sec.gov. Our Common Stock is traded on The Nasdaq Global Market under the symbol “ORKA.”

This prospectus contains trade names, trademarks and service marks of others, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols.

Risk Factors

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus. If any of these risks actually occur, our business, operating results and financial condition could be materially and adversely impacted, the market price of our Common Stock could decline and you could lose all or part of your investment. The risks and uncertainties described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and financial results and the value of our Common Stock.

Risks Related to this Offering by the Selling Stockholders

The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Common Stock issuable upon the conversion of Series B Preferred Stock and issuable upon exercise of pre-funded warrants), or the perception that such sales may occur, may cause the market price of our Common Stock to decline significantly.

The Resale Shares represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. The Resale Shares being offered for resale in this prospectus represent approximately 59% of our total outstanding Common Stock as of September 19, 2025, assuming the exercise of the pre-funded warrants and the conversion of all shares of Series B Preferred Stock into shares of Common Stock. Further, certain Selling Stockholders beneficially own a significant percentage of our Company. As of September 19, 2025, entities affiliated with Fairmount Funds Management LLC beneficially own 20,431,075 shares of our Common Stock, or approximately 42.2% of our Common Stock, assuming the exercise of all pre-funded warrants held by such entities, and the conversion of all outstanding shares of Series B Preferred Stock held by such entities into shares of Common Stock, without giving effect to contractual limitations contained in such securities that restrict the holder (together with its affiliates) from beneficially owning in excess of a specified percentage of our common stock, and without giving effect to the exercise or conversion of any securities exercisable or convertible into Common Stock owned by other stockholders.

The sale of the Resale Shares in the public market, or the perception that holders of a large number of securities intend to sell their securities, could significantly reduce the market price of our Common Stock.

We cannot predict if and when the Selling Stockholders may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities convertible into shares of Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Use of Proceeds

We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale of the Resale Shares covered hereby. The net proceeds from the sale of the Resale Shares offered by this prospectus will be received by the Selling Stockholders. Some of the shares of Common Stock offered hereby are issuable upon the exercise of pre-funded warrants. Upon exercise of such pre-funded warrants for cash, we will receive the nominal cash exercise price paid by the holders of the pre-funded warrants. We intend to use those proceeds, if any, for general corporate purposes.

Subject to limited exceptions, the Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of any of the Resale Shares. We will bear the costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

Description of Capital Stock

General

The following description summarizes the material terms of our capital stock, as well as other material terms of certain provisions of the Delaware General Corporation Law (the “DGCL”), our second amended and restated certificate of incorporation (“Certificate of Incorporation”) and amended and restated bylaws (“Bylaws”), both of which have been filed with the SEC, and are incorporated by reference herein. See “Where You Can Find More Information” for information on how to obtain copies. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the DGCL for more information.

Our authorized capital stock consists of 545,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”), of which 251,504 shares have been designated as Series B Preferred Stock, $0.001 par value per share.

As of June 30, 2025, there were 37,450,745 shares of our Common Stock, 137,138 shares of Series B Preferred Stock, and no shares of Series A Preferred Stock outstanding.

On September 19, 2025, we issued an aggregate of 10,933,405 shares of Common Stock at a price per share of $15.00 and pre-funded warrants to purchase an aggregate of 1,066,666 shares of Common Stock at a price of $14.999 per pre-funded warrant in the 2025 PIPE Financing.

Common Stock

Our Certificate of Incorporation authorizes the issuance of up to 545,000,000 shares of Common Stock. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Dividend rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, the holders of our Common Stock are entitled to receive dividends out of funds legally available if our board of directors (“Board”), in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.

Voting rights

Pursuant to our Bylaws, holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Certificate of Incorporation. Accordingly, pursuant to our Certificate of Incorporation, holders of a majority of the shares of our Common Stock are able to elect all of our directors. Our Certificate of Incorporation establishes a classified Board, divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No preemptive or similar rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of Preferred Stock.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board is authorized, subject to limitations prescribed by Delaware law, to issue up to 5,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Subject to any certificates of designation, the Board can also increase or decrease the number of shares of any series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Common Stock and the voting and other rights of the holders of our Common Stock. We issued shares of our Series A Preferred Stock and shares of our Series B Preferred Stock in connection with the 2024 PIPE Financing and the Merger, respectively, and have no current plan to issue any additional shares of Preferred Stock. In November 2024, all outstanding shares of Series A Preferred Stock automatically converted into shares of Common Stock, at which point there were no shares of Series A Preferred Stock left outstanding.

Series B Preferred Stock

Holders of our Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal to, on an as-if-converted-to-common-stock basis, and in the same form as dividends actually paid on shares of our Common Stock. Except as provided in the Series B Certificate of Designation or as otherwise required by law, the Series B Preferred Stock does not have voting rights. However, as long as any shares of Series B Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred Stock: (a) (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (ii) alter or amend the Series B Certificate of Designation, or (iii) amend or repeal any provision of, or add any provision to, our Certificate of Incorporation or Bylaws in a manner that adversely affects any rights of the holders of the Series B Preferred Stock, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Stock, regardless of whether any of the foregoing actions will be by means of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (b) issue further shares of Series B Preferred Stock beyond those issued pursuant to the Merger Agreement or increase or decrease (other than by conversion) the number of authorized shares of Series B Preferred Stock, (c) at any time while at least 30% of the originally issued Series B Preferred Stock remains issued and outstanding, consummate either: (x) any Fundamental Transaction (as defined in the Series B Certificate of Designation) or (y) any merger or consolidation of the Company with or into another entity or any stock sale to, or other business combination in which the stockholders of the Company immediately before such transaction do not hold at least a majority of our capital stock immediately after such transaction, or (d) enter into any agreement with respect to any of the foregoing. The Series B Preferred Stock ranks on parity with the Common Stock as to the distribution of assets upon any liquidation, dissolution, or winding-up of the Company. Each share of Series B Preferred Stock is convertible at the option of the holder, at any time, and without the payment of additional consideration by the holder. As of June 30, 2025, each outstanding share of Series B Preferred Stock was convertible into Common Stock at a ratio of approximately 83.3332:1.

Registration Rights

Certain holders of our securities are entitled to certain rights with respect to the registration of such securities. In connection with the Subscription Agreement, we entered into a registration rights agreement (the “Merger RRA”) with the investors in the Pre-Closing Financing. On September 13, 2024, we entered into a registration rights agreement (the “2024 RRA”) with the 2024 PIPE Financing investors. Pursuant to the 2024 RRA, we agreed to file a resale registration statement to register the “Registrable Securities” covered by the 2024 RRA. On September 17, 2025 we entered into a registration rights agreement (the “2025 RRA”) with the 2025 PIPE Financing investors. Pursuant to the 2025 RRA, we agreed to file a resale registration statement to register the “Registrable Securities” covered by the 2025 RRA. This registration statement is being filed to satisfy our obligations under the 2024 RRA, 2025 RRA and certain of our obligations under the Merger RRA. We have agreed to use our commercially reasonable efforts to cause this Registration Statement to be declared effective by the SEC as soon as practicable.

Anti-Takeover Provisions

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaw Provisions

Our Certificate of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

●	Board of Directors vacancies. Our Certificate of Incorporation and Bylaws require that the Board, and not stockholders, fill any directorships that become vacant or are created by an increase in the authorized number of directors by the affirmative vote of a majority of the remaining directors or by the sole remaining director. In addition, pursuant to our bylaws, the number of directors constituting our Board is permitted to be set only by a resolution adopted by a majority vote of the entire Board. These provisions prevent a stockholder from increasing the size of our Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board but promotes continuity of management.

●	Classified board. Our Certificate of Incorporation provides that our Board is classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

●	Stockholder action; special meetings of stockholders. Our Certificate of Incorporation and Bylaws provide that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our Bylaws or remove directors without holding a meeting of our stockholders called in accordance with our Bylaws. Further, our Bylaws provide that special meetings of stockholders may be called only by the Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

●	Advance notice requirements for stockholder proposals and director nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

●	No cumulative voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting.

●	Directors removed only for cause. Our Bylaws provide that stockholders may remove directors only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote generally in the election of directors.

●	Amendment of charter provisions. Any amendment of the above provisions in our Certificate of Incorporation requires approval by holders of at least two-thirds of our outstanding Common Stock.

●	Issuance of Preferred Stock. Our Board has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of Preferred Stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of Preferred Stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by merger, tender offer, proxy contest or other means.

●	Choice of forum. Our Certificate of Incorporation and Bylaws provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any complaint asserting any internal corporate claims. In addition, our Bylaws also provide that the federal district courts of the United States are the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. These choice of forum provisions would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Although our Certificate of Incorporation and Bylaws contains the choice of forum provision described above, it is possible that a court could rule that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock and Series B Preferred Stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royall Street, Suite 101, Canton, MA 02021, and its telephone number is (800) 344-5128.

Exchange Listing

Our Common Stock is listed on The Nasdaq Global Market under the symbol “ORKA.”

Selling Stockholders

This prospectus covers the resale or other disposition, in one or more offerings, from time to time by the Selling Stockholders identified in the table below of up to:

●	7,083,000 shares of Common Stock in respect of the September 2024 Private Placement Common Shares (including shares of Common Stock that were issued upon the conversion of shares of Series A Preferred Stock);

●	680,000 shares of Common Stock issuable upon the exercise of the September 2024 Pre-Funded Warrants;

●	10,933,405 shares of Common Stock in respect of the September 2025 Private Placement Common Shares;

●	1,066,666 shares of Common Stock issuable upon the exercise of the September 2025 Pre-Funded Warrants; and

●	19,662,735 shares of Common Stock in respect of the Additional Fairmount Holdings, which includes (i) 2,936,922 shares of Common Stock, (ii) 5,297,664 shares of Common Stock issuable upon the exercise of pre-funded warrants and (iii) 11,428,149 shares of Common Stock issuable upon the conversion of 137,138 shares of Series B Preferred Stock.

The Selling Stockholders may from time to time offer and sell any or all of the Resale Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement.

This prospectus covers the resale or other disposition by the Selling Stockholders or their pledgees, donees, transferees or other successors-in-interest that receive their shares after the date of this prospectus of up to the total number of shares of Common Stock, including shares of Common Stock issuable upon the exercise of the pre-funded warrants, or upon the conversion of Series B Preferred Stock.

We are registering the Resale Shares to permit the Selling Stockholders and their pledgees, donees, transferees or other successors-in interest that receive their shares after the date of this prospectus to resell or otherwise dispose of the shares in the manner contemplated under “Plan of Distribution” herein.

The Selling Stockholders may sell some, all or none of their Resale Shares. We do not know how long the Selling Stockholders will hold the Resale Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the Resale Shares. The Resale Shares covered hereby may be offered from time to time by the Selling Stockholders.

For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of Common Stock registered for resale under this prospectus will be beneficially owned by the Selling Stockholders, and we have further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional shares of Common Stock during this offering.

The following table sets forth, based on representations from the Selling Stockholders, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the shares offered hereby. The Selling Stockholders may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock, or may have purchased additional freely-tradeable shares of Common Stock since providing us with this information.

The percentages of Common Stock owned after the offering by each Selling Stockholder below are based on 48,384,150 shares of Common Stock outstanding as of September 19, 2025, and, for each Selling Stockholder, assumes the exercise or conversion of any securities exercisable or convertible into Common Stock owned by such Selling Stockholder but not the exercise or conversion of such securities owned by any other Selling Stockholder.

The numbers of shares of Common Stock beneficially owned before the offering presented in the table below gives effect to certain contractual limitations applicable to the pre-funded warrants and the Series B Preferred Stock that may restrict a holder (together with its affiliates) from beneficially owning in excess of a specified percentage of our Common Stock. The number of shares of our Common Stock offered for sale by the Selling Stockholders in this prospectus as presented in the table below does not take into account any such beneficial ownership limitations.

Stockholder Name (1)	Common Stock Beneficially Owned Before the Offering (2)	Common Stock that May Be Offered Pursuant to Prospectus	Common Stock Beneficially Owned After the Offering
			Number	Percentage (%)
Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund (3)	737,386	224,172	513,214	1.06%
FIAM TARGET DATE SMALL CAP OPPORTUNITIES COMMINGLED POOL (3)	20,100	20,100	-	-
Fidelity Capital Trust: Fidelity Stock Selector Small Cap Fund (3)	378,156	378,156	-	-
Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund (3)	491,772	491,772	-	-
Fidelity Select Portfolios: Select Health Care Portfolio (3)	1,103,210	213,856	889,354	1.84%
Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund (3)	651,590	89,879	561,711	1.16%
Variable Insurance Products Fund IV: VIP Health Care Portfolio (3)	177,359	42,609	134,750	*
Fidelity Select Portfolios: Biotechnology Portfolio (3)	781,283	781,183	100	*
Fidelity Securities Fund: Fidelity Small Cap Growth Fund (3)	651,192	295,686	355,506	*
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund (3)	279,162	144,899	134,263	*
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (3)	169,450	169,450	-	-
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (3)	641,910	641,511	399	*
Fidelity Growth Company Commingled Pool (3)	864,200	863,460	740	*
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (3)	194,238	194,238	-	-
Fidelity Securities Fund: Fidelity Small Cap Growth K6 Fund (3)	16,692	7,579	9,113	*
Fidelity Securities Fund: Fidelity Small Cap Growth Fund (3)	34,526	16,460	18,066	*
Braidwell Partners Master Fund LP (4)	1,904,824	1,630,000	274,824	*
Entities Associated with Venrock Healthcare Capital Partners (5)	4,915,048	1,716,666	4,022,971	8.28%
Entities associated with Fairmount Funds Management LLC (6)	11,162,741	20,431,075	-	-
Entities associated with Blackstone Alternative Asset Management Associates LLC (7)	1,317,070	816,670	500,400	1.03%

Point72 Associates, LLC (8)	1,005,087	796,670	208,417	*
Entities associated with RTW Investments, LP (9)	1,945,649	285,000	1,660,649	3.43%
Entities Associated with T. Rowe Price Associates, Inc (10)	448,340	448,340	-	-
SR One Capital Opportunities Fund I, LP (11)	430,330	173,000	257,330	*
Commodore Capital Master LP (12)	1,753,054	483,340	1,269,714	2.62%
Kalehua Capital Partners LP (13)	218,524	150,000	68,524	*
Avidity Private Master Fund I LP (14)	660,424	110,000	550,424	1.14%
Biomedical Offshore Value Fund, Ltd. (15)	56,832	56,832	-	-
Biomedical Value Fund, L.P. (16)	126,498	126,498	-	-
Citadel CEMF Investments Ltd. (17)	166,670	166,670	-	-
Cormorant Global Healthcare Master Fund (18)	533,340	533,340	-	-
Deep Track Biotechnology Master Fund, Ltd. (19)	2,332,924	811,483	1,521,441	3.14%
Deep Track Special Opportunities Fund, LP (20)	321,857	321,857	-	-
Micro Cap Partners, L.P. (21)	59,985	59,985	-	-
Perceptive Life Sciences Master Fund, Ltd. (22)	1,066,670	1,066,670	-	-
Viking Global Opportunities Drawdown (Aggregator) LP (23)	1,066,676	1,066,676	-	-
Viking Global Opportunities Illiquid Investments Sub-Master LP (24)	1,600,014	1,600,014	-	-
Woodline Master Fund LP (25)	183,330	183,330	-	-
Avoro Life Sciences Fund LLC (26)	1,333,340	1,333,340	-	-
Affinity Healthcare Fund, L.P. (27)	880,947	133,340	747,607	1.55%
AI Biotechnology LLC (28)	1,791,052	350,000	1,441,052	2.98%

*	Less than 1%

(1)	To our knowledge, unless otherwise indicated, all persons named in the table above have sole voting and investment power with respect to their shares of Common Stock. Unless an address is provided below, the address for the holder is 855 Oak Grove Ave., Suite 100, Menlo Park, CA 94025.
(2)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act, and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment power. Notwithstanding the foregoing, the beneficial ownership amounts assume the sale of all Common Stock that may be offered pursuant to this prospectus without taking into account certain limitations such as beneficial ownership limitations.
(3)	These funds and accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The address of these funds and accounts is 245 Summer Street, Boston, MA 02210

(4)	Shares listed under “Common Stock Beneficially Owned Before Offering” consist of (i) 1,524,824 shares of Common Stock held by Braidwell Partners Master Fund LP (“Braidwell Partners”) and (ii) 380,000 shares of Common Stock issuable upon the exercise of the pre-funded warrants held by Braidwell Partners. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict Braidwell Partners and its affiliates from exercising that portion of the warrants that would result in Braidwell Partners and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable ownership limitation. Braidwell LP (the “Braidwell Investment Manager”) is the investment manager of Braidwell Partners. Braidwell GP LLC (the “Braidwell GP”) is the general partner of Braidwell Partners. Braidwell Management LLC (the “Braidwell IM GP”) is the general partner of the Braidwell Investment Manager and the managing member of the Braidwell GP. Messrs. Alexander T. Karnal and Brian J. Kreiter (together with Braidwell Partners, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP, the “Braidwell Parties”) together own, directly or indirectly, the Braidwell Investment Manager, the Braidwell GP and the Braidwell IM GP. The address of Braidwell Partners is c/o Maples Corporate Services Limited, P.O Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands. The principal address of the Braidwell Investment Manager, the Braidwell GP and the Co-Founders is One Harbor Point, 2200 Atlantic Street, 4th Floor, Stamford, Connecticut 06902. The Braidwell Parties may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock held by Braidwell Partners. Each of the Braidwell Parties disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(5)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 3,205,865 shares of Common Stock and 591,403 shares of Common Stock issuable upon the exercise of pre-funded warrants held by Venrock Healthcare Capital Partners EG, L.P. (“VHCPEG”), (ii) 856,747 shares of Common Stock and 159,285 shares of Common Stock issuable upon the exercise of pre-funded warrants held by Venrock Healthcare Capital Partners III, L.P. (“VHCP3”), and (iii) 85,816 shares of Common Stock and 15,932 shares of Common Stock issuable upon the exercise of pre-funded warrants held by VHCP Co-Investment Holdings III, LLC (“VHCPCo3”). Excludes (i) 636,123, 171,330 and 17,136 shares of Common Stock issuable upon the exercise of the pre-funded warrants held by VHCPEG, VHCP3 and VHCPCo3, respectively. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99%, which such limitations restrict Venrock Healthcare Capital Partners and its affiliates from exercising that portion of the warrants that would result in Venrock Healthcare Capital Partners and its affiliates owning, after exercise, a number of shares of common stock in excess of the applicable ownership limitation. Shares listed under “Common Stock that May Be Offered Pursuant to Prospectus” does not give effect to such beneficial ownership limitations with respect to the pre-funded warrants. VHCP Management III, LLC (“VHCPM”) is the sole general partner of VHCP3 and the sole manager of VHCPCo3. VHCP Management EG, LLC (“VHCPM EG”) is the sole general partner of VHCPEG. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM and VHCPM EG. The address of each of these persons and entities is 7 Bryant Park, 23rd Floor, New York, NY 10018.
(6)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consists of (i) (A) 1,131,954 shares of Common Stock, (B) 1,253,572 shares of Common Stock issuable upon the exercise of pre-funded warrants and (C) 6,203,907 shares of Common Stock issuable upon conversion of 74,447 shares of Series B Preferred Stock held by Fairmount Healthcare Fund II L.P. (“Fairmount Fund II”) and (ii) 2,573,308 shares of Common Stock held by Fairmount Healthcare Co-Invest III L.P. (“Fairmount Fund III”). It excludes (i) 4,044,092 shares of Common Stock issuable upon the exercise of pre-funded warrants and (ii) 5,224,242 shares of Common Stock issuable upon the conversion of 62,691 shares of Series B Preferred Stock owned by Fairmount Fund II. The pre-funded warrants are subject to a beneficial ownership limitation of 9.99% and the shares of Series B Preferred Stock are subject to a beneficial ownership limitation of 19.99%, which such limitations restrict Fairmount and its affiliates from exercising that portion of the warrants and converting those shares of preferred stock that would result in Fairmount and its affiliates owning, after exercise or conversion, a number of shares of Common Stock in excess of the applicable ownership limitation. At such time as Fairmount and its affiliates beneficially own 9.0% or less of the shares of Common Stock, the beneficial ownership limitation applicable to the shares of Series B Preferred Stock will automatically reduce to 9.99%. Shares listed under “Common Stock that May Be Offered Pursuant to Prospectus” does not give effect to such beneficial ownership limitations with respect to the pre-funded warrants and the Series B Preferred Stock. Fairmount serves as investment manager for Fairmount Fund II and Fairmount Fund III. Fairmount Fund II and Fairmount Fund III have delegated to Fairmount the sole power to vote and the sole power to dispose of all securities held in Fairmount Fund II and Fairmount Fund III’s portfolios. Because Fairmount Fund II and Fairmount Fund III have divested themselves of voting and investment power over the securities they hold and may not revoke that delegation on less than 61 days’ notice, Fairmount Fund II and Fairmount Fund III disclaim beneficial ownership of the securities they hold. As managers of Fairmount, Peter Harwin and Tomas Kiselak may be deemed to have voting and investment power over the shares held by Fairmount Fund II and Fairmount Fund III. Fairmount, Peter Harwin and Tomas Kiselak disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein. The address of the entities and individuals listed is 200 Barr Harbor Drive, Suite 400, West Conshohocken, PA 19428.

(7)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 679,349 shares of Common Stock held by Spruce Street Aggregator L.P. (“Spruce Street Fund”) and (ii) 637,721 shares of Common Stock held by Blackstone Annex Master Fund L.P. (“Annex Fund”). Blackstone Alternative Asset Management Associates LLC is the general partner of the Annex Fund and the Spruce Street Fund. Blackstone Holdings II L.P. is the sole member of Blackstone Alternative Asset Management Associates LLC. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Annex Fund and the Spruce Street Fund directly or indirectly controlled by it or him, but each (other than the Annex Fund and the Spruce Street Fund to the extent of their direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.
(8)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 1,005,087 shares of Common Stock held by Point72 Associates, LLC. Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC that are disclosed herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities. The address for Point72 Associates is c/o Point72 Asset Management, L.P., 72 Cummings Point Road, Stamford, CT 06902.
(9)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 833,404 shares of Common Stock held by RTW Master Fund, Ltd., (ii) 688,409 shares of Common Stock held by RTW Innovation Master Fund, Ltd. and (iii) 373,836 shares held by RTW Biotech Opportunities, Ltd. RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the securities held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.
(10)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of (i) 409,731 shares of Common Stock held by T. Rowe Price Health Sciences Fund, Inc., (ii) 21,863 shares of Common Stock held by T. Rowe Price Health Sciences Portfolio and (iii) 16,746 shares of Common Stock held by TD Mutual Funds - TD Health Sciences Fund. T. Rowe Price Associates, Inc. (“TRPA”), as investment adviser, has dispositive and voting power with respect to the shares held by these funds and accounts. For purposes of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of these aforementioned shares; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is a wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. The principal business address of TRPA is 1307 Point Street, Baltimore, MD 21231.

(11)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 430,330 shares of Common Stock held by SR One Capital Opportunities Fund I, LP. SR One Capital Opportunities Partners I, LP, is the general partner of SR One Capital Opportunities Fund I, LP. SR One Capital Management, LLC, is the general partner of SR One Capital Opportunities Partners I, LP. Simeon George, MD, is the Managing Member of SR One Capital Management, LLC. SR One Capital Opportunities Partners I, LP, SR One Capital Management, LLC, and Simeon George, MD, share voting and investment power with respect to the shares directly held by SR One Capital Opportunities Fund I, LP. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein. The address of these entities and Simeon George is 929 Main Street, Suite 200, Redwood City, California 94063.
(12)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 1,753,054 shares of Common Stock held by Commodore Capital Master LP. Commodore Capital LP is the investment manager to Commodore Capital Master LP and may be deemed to beneficially own the shares held by Commodore Capital Master LP. Michael Kramarz and Robert Egen Atkinson are the managing partners of Commodore Capital LP and exercise investment discretion with respect to these shares. Commodore Capital LP and Commodore Capital Master LP have shared voting and dispositive power with respect to the shares. The address of Commodore Capital LP and Commodore Capital Master LP is 444 Madison Avenue, 35th Floor, New York, NY 10022.
(13)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 218,524 shares of Common Stock held by Kalehua Capital Partners LP (“Kalehua Capital”). Kalehua Capital Management LLC (“Kalehua Management”) is the general partner and investment manager of Kalehua Capital. Tai-Li Chang is the managing member of Kalehua Management and has voting and investment authority over all of the shares beneficially owned by each of Kalehua Capital and Kalehua Management. The address of Kalehua Capital is 3819 Maple Avenue, Dallas, Texas 75219.
(14)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 660,424 shares of Common Stock held by Avidity Private Master Fund I LP (“APMFI”), which is a Cayman exempted limited partnership. The general partner of APMFI is Avidity Capital Partners Fund (GP) LP, a Delaware limited partnership, whose general partner is Avidity Capital Partners (GP) LLC, a Delaware limited liability company. Avidity Partners Management LP, is the investment manager of APMFI. Avidity Partners Management (GP) LLC is the general partner of Avidity Partners Management LP. Michael Gregory is the managing member of Avidity Capital Partners (GP) LLC and Avidity Partners Management (GP) LLC. This individual may be deemed to have shared voting and investment power of the securities held by APMFI. This individual will disclaim beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The address of APMFI is c/o Avidity Partners Management LP, 2828 N. Harwood Street, Suite 1220, Dallas, Texas 75201.
(15)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 56,832 shares of Common Stock held by Biomedical Offshore Value Fund, Ltd. Great Point Partners LLC (“GPP LLC”) is the investment manager of Biomedical Offshore Value Fund, Ltd. and by virtue of such status may be deemed to be the beneficial owner of the securities held by Biomedical Offshore Value Fund, Ltd. Each of Dr. Jeffrey R. Jay, M.D., as Senior Managing Member of GPP LLC, and Ms. Lillian Nordahl, as Managing Director of GPP LLC, has voting and investment power with respect to securities held by the GPP Entities, and therefore may be deemed to be the beneficial owner of the securities held by the GPP Entities. Notwithstanding the above, GPP LLC, Dr. Jay and Ms. Nordahl disclaim beneficial ownership of the securities held by the GPP Entities except to the extent of their respective pecuniary interests. The address of the fund is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

(16)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 126,498 shares of Common Stock held by Biomedical Value Fund, L.P. Great Point Partners LLC (“GPP LLC”) is the investment manager of Biomedical Value Fund, L.P. and by virtue of such status may be deemed to be the beneficial owner of the securities held by Biomedical Value Fund, L.P. Each of Dr. Jeffrey R. Jay, M.D., as Senior Managing Member of GPP LLC, and Ms. Lillian Nordahl, as Managing Director of GPP LLC, has voting and investment power with respect to securities held by the GPP Entities, and therefore may be deemed to be the beneficial owner of the securities held by the GPP Entities. Notwithstanding the above, GPP LLC, Dr. Jay and Ms. Nordahl disclaim beneficial ownership of the securities held by the GPP Entities except to the extent of their respective pecuniary interests. The address of the fund is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.
(17)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 166,670 shares of Common Stock held by Citadel CEMF Investments Ltd. Citadel Advisors LLC is the portfolio manager of Citadel CEMF Investments Ltd. Citadel Advisors Holdings LP, or CAH, is the sole member of Citadel Advisors LLC. Citadel GP LLC, or CGP, is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote or direct the vote of, and/or shared power to dispose or to direct the disposition over, the shares. The address of Citadel CEMF Investments Ltd. is c/o Citadel Enterprise Americas LLC, 830 Brickell Plaza, Floor 15, Miami, FL 33131.
(18)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 533,340 shares of Common Stock held by Cormorant Global Healthcare Master Fund, LP. (“Master Fund”). Cormorant Asset Management, LP serves as the investment manager to Master Fund and Cormorant Global Healthcare GP, LLC (“Global GP”) is the general partner of the Master Fund. Bihua Chen serves as the managing member of Global GP and as the general partner of Cormorant Asset Management, LP. Accordingly, Ms. Chen has voting and investment discretion with respect to the shares held by Master Fund. Ms. Chen disclaims any beneficial ownership of the securities held by Master Fund other than to the extent of any pecuniary interest she may have therein, directly or indirectly. The address for Master Fund, Global Fund and Cormorant Asset Management, LP is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(19)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 2,332,924 shares of Common Stock held by Deep Track Biotechnology Master Fund, Ltd. David Kroin is the managing member of Deep Track Capital GP, LLC the general partner for Deep Track Capital LP. Deep Track Capital, LP is the investment manager of Deep Track Biotechnology Master Fund, Ltd. The address of the fund is c/o Deep Track Capital L.P., 200 Greenwich Ave, 3rd Floor, Greenwich CT, 06830.
(20)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 321,857 shares of Common Stock held by Deep Track Special Opportunities Fund, LP. David Kroin is the managing member of Deep Track Capital GP, LLC the general partner for Deep Track Capital LP. Deep Track Capital, LP is the investment manager of Deep Track Special Opportunities Fund, LP. The address of the fund is c/o Deep Track Capital L.P., 200 Greenwich Ave, 3rd Floor, Greenwich CT, 06830.

(21)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 59,985 shares of Common Stock held by Micro Cap Partners, L.P. (“Micro Cap”). PAI LLC is the General Partner of Micro Cap, Palo Alto Investors LP (“PAI LP”) is the Investment Adviser to Micro Cap, and Dr. Anthony Joonkyoo Yun, MD and Dr. Patrick Lee, MD are co-managers of PAI LLC. By virtue of the foregoing, each of PAI LLC, PAI LP, Dr. Yun and Dr. Lee may be deemed to have voting and investment power over the securities held by Micro Cap. The address of Micro Cap, PAI LLC, PAI LP, Dr. Yun and Dr. Lee is 101 University Avenue, Suite 200, Palo Alto, CA 94301.
(22)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 1,066,670 shares of Common Stock held by Perceptive Life Sciences Master Fund, Ltd. (“Perceptive”). Perceptive Advisors LLC (“Perceptive Advisors”) is the investment advisor of Perceptive Life Sciences Master Fund, Ltd. (“Perceptive Fund”) and may be deemed to have beneficial ownership of the shares beneficially owned thereby. Joseph Edelman is the controlling person of each of Perceptive Fund and Perceptive Advisors and, accordingly, may be deemed to have beneficial ownership of the shares beneficially owned by each of the Perceptive Fund and Perceptive Advisors. Perceptive Advisors, the Perceptive Fund and Mr. Edelman disclaim beneficial ownership of such shares except to the extent of its or his pecuniary interest therein. The address of Perceptive is c/o Perceptive Advisors LLC, 51 Astor Place, 10th Floor, New York, NY 10003.

(23)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 1,066,676 shares of Common Stock held by Viking Global Opportunities Drawdown (Aggregator) LP (the “Drawdown Fund”). The Drawdown Fund has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Drawdown Portfolio GP LLC (“Drawdown GP”), and by VGI, which provides managerial services to the Drawdown Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Global Opportunities Parent GP LLC, the sole member of Viking Global Opportunities Drawdown GP LLC (which is the sole member of Drawdown GP), have shared authority to direct the voting and disposition of investments beneficially owned by VGI and Drawdown GP. The address of Drawdown Fund is c/o Viking Global Investors LP, 600 Washington Boulevard, Stamford, CT 06901.
(24)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 1,600,014 shares of Common Stock held by Viking Global Opportunities Illiquid Investments Sub-Master LP (the “Opportunities Fund”). Opportunities Fund has the authority to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Opportunities GP”), and by Viking Global Investors LP (“VGI”), which provides managerial services to Opportunities Fund. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Global Opportunities Parent GP LLC, the sole member of Viking Global Opportunities GP LLC (which is the sole member of Opportunities GP), have shared authority to direct the voting and disposition of investments beneficially owned by VGI and Opportunities GP. The address of Opportunities Fund is c/o Viking Global Investors LP, 600 Washington Boulevard, Stamford, CT 06901.
(25)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 183,330 shares of Common Stock held by Woodline Master Fund LP. Woodline Partners LP serves as the investment manager of Woodline Master Fund LP and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these shares. The address of the fund is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

(26)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 1,333,340 shares of Common Stock held by Avoro Life Sciences Fund LLC. Avoro Capital Advisors LLC (“Avoro”) is the investment advisor for Avoro Life Sciences Fund LLC. Behzad Aghazadeh serves as the portfolio manager and controlling person of Avoro and may be deemed to have investment discretion and voting power over the shares held by Avoro. Mr. Aghazadeh disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in such shares, if any. The address of Avoro Life Sciences Fund LLC is 110 Greene Street, Suite 800, New York, NY 10012.
(27)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 880,947 shares of Common Stock held by Affinity Healthcare Fund, LP. (“Affinity”). Affinity Asset Advisors, LLC, or Affinity Advisor is the investment manager of Affinity and exercises investment discretion with regard to the shares of Common Stock owned by Affinity. Affinity and Affinity Advisor have the shared power to vote or to direct the vote and to dispose or direct the disposition of such shares of Common Stock owned by Affinity. Affinity Advisor may be deemed to be the beneficial owner of such shares of Common Stock owned by Affinity by virtue of its position as investment manager of Affinity. The address of Affinity is 450 Park Avenue, Suite 1403, New York, NY 10022.

(28)

Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 1,791,052 shares of Common Stock held by AI Biotechnology LLC. Access Industries Holdings LLC (“AIH”) directly controls all of the outstanding voting interest in AI Biotechnology LLC. Access Industries Management, LLC (“AIM”) controls AIH. Len Blavatnik controls AIM and holds a majority of the outstanding voting interests in AIH. Each of Len Blavatnik, AIM and AIH may be deemed to have voting and investment power over the shares held by AI Biotechnology LLC and disclaims beneficial ownership of such shares. The address of each of AI Biotechnology LLC, AIM, AIH and Len Blavatnik is c/o Access Industries, Inc., 40 West 57th Street, 28th Floor, New York, NY 10019.

Plan of Distribution

We are registering the Resale Shares issued to the Selling Stockholders to permit the sale, transfer or other disposition of these shares by the Selling Stockholders or their donees, pledgees, transferees or other successors-in-interest from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Resale Shares. We will, or will procure to, bear all fees and expenses incident to our obligation to register the Resale Shares.

The Selling Stockholders may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time, directly or through one or more underwriters, broker-dealers or agents. If the Resale Shares are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts (it being understood that the Selling Stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering) or commissions or agent’s commissions. The Resale Shares may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling Resale Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	to or through underwriters or purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the Resale Shares in open market transactions in reliance upon Rule 144, as permitted by that rule, or Section 4(a)(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions. The Selling Stockholders also may dispose of the Resales Shares through distributions to members, partners, stockholders or other equityholders of the Selling Stockholders.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Resale Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Resale Shares for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2121.01.

In connection with sales of the Resale Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Resale Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Resale Shares short and if such short sale takes place after the date that this registration statement is declared effective by the SEC, the Selling Stockholders may deliver Resale Shares covered by this prospectus to close out short positions and to return borrowed Resale Shares in connection with such short sales. The Selling Stockholders may also loan or pledge Resale Shares to broker- dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use Resale Shares the resale of which has been registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Resale Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Resale Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Resale Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Resale Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Resale Shares. Upon us being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Resale Shares involved, (iii) the price at which such the Resale Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction.

Under the securities laws of some U.S. states, the Resale Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some U.S. states the Resale Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Resale Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Resale Shares by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Resale Shares to engage in market-making activities with respect to the Resale Shares. All of the foregoing may affect the marketability of the Resale Shares and the ability of any person or entity to engage in market-making activities with respect to the Resale Shares.

We will pay all expenses of the registration of the Resale Shares pursuant to the Merger RRA, the 2024 RRA and the 2025 RRA, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Merger RRA, the 2024 RRA and the 2025 RRA, respectively, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against certain civil liabilities set forth in the Merger RRA, the 2024 RRA and the 2025 RRA, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We have agreed to keep a prospectus effective until the earlier of the date that the Resale Shares covered by the Merger RRA, the 2024 RRA or the 2025 RRA, as applicable, (i) have been sold, pursuant to this prospectus or pursuant to Rule 144, (ii) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, and without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect, or (iii) five (5) years from the respective dates of the Merger RRA, the 2024 RRA and the 2025 RRA, as applicable.

We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

Certain legal matters, including the legality of the securities offered, has been passed upon for us by Davis Polk & Wardwell LLP, Redwood City, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in any applicable prospectus supplement.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and various other information about us.

Information about us is also available at our website at www.orukatx.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not incorporated by reference into this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 6, 2025;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 14, 2025 and August 11, 2025, respectively;

●	our Current Reports on Form 8-K, filed with the SEC on February 5, 2025, June 3, 2025, July 1, 2025 and September 22, 2025; and

●	the description of our capital stock which is contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 6, 2025.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the registration statement of which this prospectus forms a part and prior to its effectiveness and before the termination of the offering of all securities under this prospectus and any prospectus supplement shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

Oruka Therapeutics, Inc.

Attention: Corporate Secretary

855 Oak Grove Avenue, Suite 100

Menlo Park, CA 94025

(650) 606-7910

The documents outlined above are also available on our website at www.orukatx.com. Information contained on, or accessible through, our website is not incorporated by reference into this prospectus.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee		$67,010.61
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	to be provided in one or more prospectus supplements filed hereunder.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VI of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation. The Registrant's Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Registrant has entered into indemnification agreements with each of its executive officers and directors that provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance.

Item 16. Exhibits

Exhibit No.	Exhibit Description	Form	Exhibit	Filing Date	Furnished or Filed Herewith
2.1	Agreement and Plan of Merger and Reorganization, dated as of April 3, 2024, by and among ARCA biopharma, Inc., Atlas Merger Sub Corp., Atlas Merger Sub II, LLC and Oruka Therapeutics, Inc.	8-K	2.1	4/3/2024
3.1	Second Amended and Restated Certificate of Incorporation	8-K	3.5	9/5/2024
3.2	Amended and Restated Bylaws	8-K	3.6	9/5/2024
3.3	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	S-1/A	3.1(b)	5/24/2013
3.4	Certificate of Elimination of Series A Convertible Preferred Stock, dated August 29, 2024	8-K	3.8	9/5/2024
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock	8-K	3.9	9/5/2024
3.6	Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock	8-K	3.1	9/13/2024
4.1	Description of Securities	10-K	4.1	3/6/2025
4.2	Form of Pre-Funded Warrant, dated August 29, 2024	10-K	4.3	3/6/2025
4.3	Form of Pre-Funded Warrant, dated September 13, 2024	8-K	4.1	9/13/2024
4.4	Form of Pre-Funded Warrant, dated September 19, 2025	8-K	4.1	9/22/2025
4.5	Paruka Warrant, dated December 31, 2024	10-Q	4.5	5/14/2025
5.1*	Opinion of Davis Polk & Wardwell LLP	S-3	5.1	10/3/2025
10.1	Form of Registration Rights Agreement, dated August 29, 2024	10-Q	10.4	11/13/2024
10.2	Form of Registration Rights Agreement, dated September 13, 2024	8-K	10.2	9/13/2024
10.3	Form of Registration Rights Agreement, dated September 17, 2025	8-K	10.2	9/22/2025
23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm				X
23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)	S-3	23.2	10/3/2025
24.1*	Power of Attorney (incorporated by reference to the signature page of the original filing of this registration statement).	S-3	24.1	10/3/2025
107*	Filing Fee Table (incorporated by reference from Exhibit 107 of the original filing of this registration statement)	S-3	107	10/3/2025

*	Previously filed with the initial filing of this registration statement on October 3, 2025.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on October 14, 2025.

ORUKA THERAPEUTICS, INC.

By:	/s/ Lawrence Klein
	Name:	Lawrence Klein
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence Klein	Chief Executive Officer & Director	October 14, 2025
Lawrence Klein	(Principal Executive Officer)

/s/ Arjun Agarwal	Senior Vice President, Finance and Treasurer	October 14, 2025
Arjun Agarwal	(Principal Financial Officer & Principal Accounting Officer)

*	Chairman of the Board	October 14, 2025
Samarth Kulkarni

*	Director	October 14, 2025
Kristine Ball

*	Director	October 14, 2025
Carl Dambkowski

*	Director	October 14, 2025
Peter Harwin

*	Director	October 14, 2025
Cameron Turtle

*By:	/s/ Arjun Agarwal
Name:	Arjun Agarwal
Title:	Attorney-in-Fact

II-4